                                                                   Exhibit 12.1

               Computation of Ratio of Earnings to Fixed Charges

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

                                TeleSite Services, LLC
                              -----------------------------
                                    (predecessor)             SpectraSite       Combined    SpectraSite   Combined    SpectraSite
                              -----------------------------   ------------   -------------  -----------   ---------   ------------
                                                                                                            Nine
                                                                                                           Months     Nine Months
                                Year ended       January 1 -   April 25 -      Year ended    April 25 -     Ended        Ended
                               December 31,       May 12,     December 31,    December 31,   September    September    September
                                   1996            1997          1997             1997       30, 1997     30, 1997     30, 1998
                              -----------------------------   ------------   -------------  -----------   ---------   ------------
FIXED CHARGES                                                             (dollars in thousands)

Consolidated pretax income
(loss) from continuing
operations                         2,289           (503)         (2,160)         (2,663)       (1,128)     (1,631)        (5,027)

Interest                              67             36             164             200           149         185            304

Net amortization of debt
discount and debt
issuance costs                         -              -               -               -             -           -          4,031

Interest portion of rental
expense                               36             19              77              96            40          72            137

                              -----------        ----------   ------------   -------------   ----------   ---------    -----------
Earnings                           2,392           (448)         (1,919)         (2,367)         (939)     (1,374)          (555)

Interest                              67             36             164             200           149         185            304

Net amortization of debt
discount and debt
issuance costs                         -              -               -               -             -           -          4,031

Interest portion of rental
expense                               36             19              77              96            40          72            137

                              -----------        ----------   ------------   -------------   ----------   ---------    -----------
Fixed Charges                        103             55             241             296           189         257          4,472
                              -----------        ----------   ------------   -------------   ----------   ---------    -----------

Ratio of earnings to fixed
charges                             23.2              -               -               -             -           -              -
                              ===========        ==========   ============   =============   ==========   =========    ===========

Insufficient earnings
to cover fixed charges                 -         $  503       $   2,160      $    2,663      $  1,128     $ 1,631      $   5,027
                              ===========        ==========   ============   =============   ==========   =========    ===========
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